Exhibit 23.2

Consent of Independent Certified Public Accountants

We have issued our report dated January 26, 2004, accompanying the consolidated financial statements of Newton Financial Corporation included in a Current Report on Form 8-K of Lakeland Bancorp, Inc. dated July 16, 2004. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Nisivoccia & Company LLP

Newton, New Jersey

July 21, 2004